Exhibit 2.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 20-F of which this exhibit is a part, Aspen Insurance Holdings Limited (“Aspen”, “AHL,” “Aspen Holdings,” “we,” “us,” “our,” and the “Company”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): AHL’s 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares (“AHL PRC Shares”), AHL’s 5.625% Perpetual Non-Cumulative Preference Shares (“AHL PRD Shares”) and AHL’s Depositary Shares, each representing a 1/1000th interest in a share of 5.625% Perpetual Non-Cumulative Preference Shares (“AHL PRE Shares” or “Depositary Shares”). This description is intended as a summary and is qualified in its entirety by reference to our altered memorandum of association, as amended (our “memorandum of association”), our amended and restated bye-laws (our “Bye-Laws”), the Form of Certificate of Designations of the Company’s 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, dated May 2, 2013, the Form of Certificate of Designation of the Company’s 5.625% Perpetual Non-Cumulative Preference Shares, dated September 20, 2016, the Form of Certificate of Designation for the Company’s 5.625% Perpetual Non-Cumulative Preference Shares represented by Depositary Shares, each such Depositary Share representing a 1/1000th interest in a 5.625% Perpetual Non-Cumulative Preference Share, dated August 13, 2019, and the Deposit Agreement dated as of August 13, 2019 among the Company, Computershare Inc. and Computershare Trust Company, N.A., each of which is referred to in the Exhibit Index of the Annual Report on Form 20-F of which this exhibit is a part.
General
Pursuant to our memorandum of association, our authorized capital stock consists of 100,000,000 shares, which is divided into two classes as follows:
•70,000,000 ordinary shares, par value of $0.01 per share (“Ordinary Shares”); and
•30,000,000 preference shares, $0.0015144558 par value per share (“Preference Shares”), which may be designated from time to time in accordance with Bye-Law 3.4 of our Bye-Laws.
Subject to certain limitations contained in our Bye-Laws and any limitations prescribed by applicable law, the Board of Directors is authorized to issue Preference Shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including, but not limited to, dividend rates, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders. Such Preference Shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable.
Because the following summary of the terms of the Preference Shares is not complete, you should refer to our memorandum of association, our Bye-Laws and the applicable certificate of designation for complete information regarding the terms of each series of Preference Shares.
Description of AHL PRC Shares
The following description is a summary of certain provisions of the certificate of designation for our 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative AHL PRC Shares (which we refer to as “AHL PRC Shares”).
General
The AHL PRC Shares rank senior to our junior stock (as defined under “— Dividends”) and equally with each other series of our parity stock (as defined under “— Dividends”) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. Our board of directors may from time to time create and issue new junior stock and parity stock of other series without the approval of the holders of the AHL PRC Shares and fix their relative rights, preferences and limitations.
We may in the future from time to time, without notice to or consent of the holders of the AHL PRC Shares, issue additional shares of the AHL PRC Shares; provided, that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and such additional shares are otherwise treated as fungible with the AHL PRC Shares for U.S. federal income tax purposes. The additional shares would form a single series with the AHL PRC Shares.

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We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other liabilities). The AHL PRC Shares were fully paid and non-assessable when issued.
Holders of the AHL PRC Shares do not have preemptive or subscription rights to acquire more of our capital stock.
The AHL PRC Shares are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of ours or our property or assets. The AHL PRC Shares have no stated maturity and are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the AHL PRC Shares.
Dividends
Dividends on the AHL PRC Shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the AHL PRC Shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and will not be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the AHL PRC Shares.
Holders of AHL PRC Shares are entitled to receive, only when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends from and including the original issue date, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Dividends that are not declared will not accumulate and will not be payable. To the extent declared, from the original issue date of the AHL PRC Shares to, but excluding July 1, 2023, which we refer to as the “fixed rate period” dividends will be payable, with respect to each dividend period, in an amount per share equal to 5.95% of the liquidation preference per annum (equivalent to $0.3719 per share for a full dividend period). Commencing on July 1, 2023, which is the commencement date of the “floating rate period,” dividends will be payable on a non-cumulative basis, when, as and if declared by our board of directors out of funds legally available for the payment of dividends in an amount per share equal to a floating annual rate, reset quarterly, of 3-month LIBOR plus 4.06% of the liquidation preference per annum (see “— Determination of Floating Rate” below).
Dividends will be payable to holders of record of the AHL PRC Shares as they appear in our register of members at 5:00 p.m. (New York City time) on the immediately preceding December 15, March 15, June 15 and September 15 (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used herein, “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date. During the fixed rate period, if any dividend payment date falls on a day that is not a business day, the payment of dividends will be made on the first business day following such dividend payment date, without accrual to the actual payment date.
During the floating rate period, if any dividend payment date other than a redemption date falls on a day that is not a business day, the dividend payment date will be postponed to the next day that is a business day. If a redemption date falls on a day that is not a business day, the payment of dividends and redemption price will be made on the first business day following such redemption date, without accrual to the actual payment date.
During the fixed rate period, dividends payable on the AHL PRC Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full dividend period, and on the basis of the actual number of days elapsed during the period with respect to a dividend period other than a full dividend period.
During the floating rate period, dividends payable on the AHL PRC Shares will be computed by multiplying the floating rate for that dividend period by a fraction, the numerator of which will be the actual number of days elapsed during that dividend period (determined by including the first day of the dividend period and excluding the last day, which is the dividend payment date), and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the AHL PRC Shares.

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So long as any AHL PRC Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding AHL PRC Shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
•no dividend shall be paid or declared on our ordinary shares or any other shares of our junior stock or parity stock (except in the case of the parity stock on a pro rata basis with the AHL PRC Shares as described below), other than a dividend payable solely in our ordinary shares, other junior stock or parity stock, as applicable; and
•no ordinary shares, other junior stock or parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or a reclassification of parity stock for or into other parity stock, as applicable, or the exchange or conversion of one share of junior stock for or into another share of junior stock or the exchange or conversion of one share of parity stock for or into another share of parity stock, as applicable, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or parity stock, as applicable, or (3) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).
When dividends are not paid or duly provided for in full on any dividend payment date upon the AHL PRC Shares and any shares of parity stock, all dividends declared upon the AHL PRC Shares and all such parity stock and payable on such dividend payment date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as the full amount of dividends payable on the outstanding AHL PRC Shares for such dividend period and the accumulated and unpaid dividends, or the full amount of dividends payable for such dividend period in the case of non-cumulative preferred stock, on all such parity stock bear to each other. In the case of any parity stock having dividend payment dates different from the dividend payment dates pertaining to the AHL PRC Shares, the measurement date for such parity stock shall be the dividend payment date falling within the related dividend period for the AHL PRC Shares.
As used herein, “junior stock” means any class or series of our capital stock that ranks junior to the AHL PRC Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Aspen Holdings. Junior stock includes our ordinary shares.
As used herein, “parity stock” means any class or series of our capital stock that ranks equally with the AHL PRC Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of Aspen Holdings. At present, our AHL PRD Shares are the only series of our capital stock that would be considered parity stock with the AHL PRC Shares.

Determination of Floating Rate
Commencing on July 1, 2023, dividends on the AHL PRC Shares will be payable, on a non-cumulative basis, when, as and if declared by our board of directors out of funds legally available for the payment of dividends at a floating annual rate equal to 3-month LIBOR plus 4.06%. Notwithstanding the foregoing, the floating rate will in no event exceed the maximum rate permitted by law.
The floating rate will be reset quarterly on the first day of each dividend period (each, a “LIBOR reset date”). During the floating rate period, if any LIBOR reset date falls on a day that is not a business day, the LIBOR reset date will be postponed to the next day that is a business day, which will also be the dividend payment date for the preceding dividend period.
“3-month LIBOR” means, with respect to any LIBOR determination date:
(a)    the rate for 3-month deposits in U.S. dollars as that rate appears on the Reuters Page LIBOR01 (as described below) as of 11:00 a.m. (London time) on the LIBOR determination date for that floating rate period, unless fewer than two such offered rates so appear;
(b)    if fewer than two offered rates appear, or no rate appears, as the case may be, on the LIBOR determination date for that floating rate period on the Reuters Page LIBOR01, the rate calculated by the calculation agent based on two offered quotations after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with offered

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quotations for deposits in U.S. dollars for the period of three months, commencing on the first day of that floating rate period, to prime banks in the London interbank markets at approximately 11:00 a.m. (London time) on that date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time;
(c)    if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the LIBOR determination date for that floating rate period by three major banks (which will not include our affiliates) in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or
(d)    if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), the rate equal to the 3-month LIBOR for the previous floating rate period.
“Calculation agent” means the nationally recognized calculation agent appointed by us prior to any redemption notice and prior to July 1, 2023.
“LIBOR determination date” means the second London banking day immediately preceding the applicable LIBOR reset date.
“London banking day” means a day on which commercial banks are open for business, including dealings in deposits in U.S. dollars, in London.
“Reuters Page LIBOR01” means the display so designated on Reuters 3000 Xtra (or any successor service) (or any other page as may replace such page on such service) or such other service as may be nominated by us as the information vendor for the purpose of displaying the London interbank offer rates of major banks for U.S. dollars deposits.

Certain Restrictions on Payment of Dividends
Aspen Holdings is a holding company and has no direct operations. The ability of Aspen Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends or distributions to Aspen Holdings.
Our operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends or distributions.
Under Bermuda law, we will not be permitted to pay dividends on the AHL PRC Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due; or the realizable value of our assets would thereby be less than our liabilities. Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend on the AHL PRC Shares if we are or, after giving effect to such payment would be, in breach of the Insurance Act 1981 (“Insurance Act”), the Insurance (Eligible Capital) Rules 2012, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirement or the group enhanced capital requirement contained within such rules or under such other applicable rules and regulations as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Aspen Holdings, holders of the AHL PRC Shares are entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of indebtedness and other liabilities, if any, a liquidation preference in the amount of $25 per share plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution, without accumulation of any undeclared dividends, before any distribution of assets is made to holders of our ordinary shares, or any of our other

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shares of stock ranking junior to the AHL PRC Shares. Holders of the AHL PRC Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the AHL PRC Shares and all holders of any parity stock, the amounts paid to the holders of the AHL PRC Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the AHL PRC Shares and any holders of parity stock, the holders of our other capital stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
A consolidation, amalgamation, merger, arrangement or reconstruction involving Aspen Holdings or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of Aspen Holdings will not be deemed to constitute a liquidation, dissolution or winding-up of Aspen Holdings.
Redemption
Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.
Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that we are, or would after the redemption be, unable to pay our liabilities as they become due; or that we are or would after such redemption be in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirement or the group enhanced capital requirement contained within such Rules or under such other applicable rules and regulations as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than our liabilities.
Our ability to effect a redemption of the AHL PRC Shares may be subject to regulatory approval depending on the size of the redemption in relation to overall capital and issues of solvency.
Our ability to effect a redemption of the AHL PRC Shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.
The AHL PRC Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. The AHL PRC Shares are not redeemable prior to July 1, 2023, except as described below. The AHL PRC Shares will be redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days, prior written notice, at a redemption price equal to $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends:
•on any dividend payment date following the occurrence of a tax event (as defined below);
•on the dividend payment date after we have reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the AHL PRC Shares; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the AHL PRC Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the AHL PRC Shares, a “capital disqualification redemption event” (as defined below) has occurred; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the AHL PRC Shares to be redeemed are the subject of the capital disqualification redemption event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification

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•redemption event will not exist with respect to the then-outstanding AHL PRC Shares and such redemption will not result in the suspension or removal of the AHL PRC Shares from NYSE listing; and
•on July 1, 2023 and any dividend payment date thereafter.
As used herein, “tax event” means a “change in tax law” that, in our reasonable determination, results in a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor corporation”) would be required to pay any additional amounts (as defined below) with respect to the AHL PRC Shares.
As used herein, “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any relevant taxing jurisdiction (as defined below), (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any relevant taxing jurisdiction is party, or (d) a decision rendered by a court of competent jurisdiction in any relevant taxing jurisdiction, whether or not such decision was rendered with respect to Aspen Holdings, in each case, described in (a)-(d) above occurring after the date of the prospectus supplement relating to the AHL PRC Shares, filed on April 29, 2013; provided, however, that in the case of a relevant taxing jurisdiction other than Bermuda in which a successor corporation is organized, such change in tax law must occur after the succession date. As used herein, a “relevant taxing jurisdiction” is (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which Aspen Holdings or its dividend disbursing agent are making payments on the AHL PRC Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Aspen Holdings or a successor corporation is organized or generally subject to taxation on a net income basis or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. As used herein, the “succession date” means the date on which we consolidate, merge or amalgamate with a successor corporation or we convey, transfer or lease substantially all our properties and assets to a successor corporation.
As used herein, a “capital disqualification redemption event” has occurred if the AHL PRC Shares qualify, in whole or in part (including as a result of any transitional or grandfathering provisions), for purposes of determining our solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of Aspen Holdings or any subsidiary thereof, where subdivided into tiers, as neither Tier 1 nor Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority), which would include, without limitation, our individual and group enhanced capital requirements under BMA capital regulations, except as a result of any applicable limitation on the amount of such capital.
At any time prior to July 1, 2023, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law, for its validation or effectuation an affirmative vote of the holders of the AHL PRC Shares at the time outstanding, whether voting as a separate series or together with any other series or class of AHL PRC Shares as a single class, we will have the option, upon not less than 30 nor more than 60 days prior written notice, to redeem all of the outstanding AHL PRC Shares for cash at a redemption price per share equal to the greater of:
    (1)    $25 per Preference Share; and
    (2)    the sum of the present value of $25 per Preference Share and the present value of all undeclared dividends for the dividend periods from the redemption date to and including the July 1, 2023 dividend payment date, in each case, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, as calculated by the calculation agent, plus 50 basis points, and in the case of both (1) and (2) plus declared and unpaid dividends.
“Comparable treasury issue” means the United States treasury security selected by the calculation agent as having a maturity comparable to the term remaining to the dividend payment date on July 1, 2023 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate perpetual preferred stock having similar terms as the AHL PRC Shares with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the issuer of such preferred stock.
“Comparable treasury price” means, with respect to any redemption date for the AHL PRC Shares, the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest

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of such reference treasury dealer quotations, or if the calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.
“Reference treasury dealer” means each of three primary U.S. government securities dealers (each a “primary treasury dealer”), as specified by us; provided that if any primary treasury dealer as specified by us ceases to be a primary treasury dealer, we will substitute for such primary treasury dealer another primary treasury dealer and if we fail to select a substitute within a reasonable period of time, then the substitute will be a primary treasury dealer selected by the calculation agent after consultation with us.
“Reference treasury dealer quotations” means, with respect to the reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the comparable treasury issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the calculation agent by such reference treasury dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
The redemption price for any shares of AHL PRC Shares shall be payable on the redemption date, which date shall be specified in the notice of redemption, to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date.
Holders of the AHL PRC Shares will have no right to require the redemption or repurchase of the AHL PRC Shares.
If the AHL PRC Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the AHL PRC Shares to be redeemed within the time period provided above; provided that, if the AHL PRC Shares are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of AHL PRC Shares to be redeemed and, if less than all the AHL PRC Shares held by such holder are to be redeemed, the number of such AHL PRC Shares to be redeemed from such holder;
•the redemption price or the methodology for determining the redemption price; and
•the place or places where holders may surrender certificates evidencing the AHL PRC Shares for payment of the redemption price.
If notice of redemption of any AHL PRC Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the AHL PRC Shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such AHL PRC Shares, such AHL PRC Shares shall no longer be deemed outstanding and all rights of the holders of such AHL PRC Shares will terminate, except the right to transfer the AHL PRC Shares prior to the redemption date and the right to receive the redemption price.
In case of any redemption of only part of the AHL PRC Shares at the time outstanding, the AHL PRC Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
Additional Amounts
We will make all payments on the AHL PRC Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the AHL PRC Shares such additional amounts (the “additional

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amounts”) as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the certificate of designation to be then due and payable. We will not be required to pay any additional amounts for or on account of:
(a) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder (i) was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such AHL PRC Shares or (ii) presented, where presentation is required, such AHL PRC Shares for payment more than 30 days after the relevant date (as defined below), except to the extent that the holder would have been entitled to such additional amounts if it had presented such AHL PRC Shares for payment on any day within that 30-day period. The “relevant date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys has been so received and is available for payment to holders, and notice to that effect shall have been duly given to the holders of the AHL PRC Shares;
(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge;
(c) any tax, fee, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the AHL PRC Shares;
(d) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such AHL PRC Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
(e) any withholding or deduction required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000 and 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such European Union Directive;
(f) any taxes, duties, assessments or governmental charges required to be withheld or deducted under sections 1471 through 1474 of the Code (or any Treasury Regulations or other administrative guidance thereunder); or
(g) any combination of items (a), (b), (c), (d), (e) and (f).
In addition, we will not pay additional amounts with respect to any payment on any such AHL PRC Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-through entity or a person other than the sole beneficial owner of such AHL PRC Shares if such payment would be required by the laws of the relevant taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, settlor, member or beneficial owner would not have been entitled to such additional amounts had it been the holder of the AHL PRC Shares.
The requirement to pay additional amounts shall apply to any successor corporation. If there is a substantial probability that we or any successor corporation would be required to pay any additional amounts as a result of a change in tax law we will also have the option to redeem the AHL PRC Shares. See “— Redemption” above.
Variation or Exchange
At any time following a tax event or at any time following a capital disqualification change event (as defined below), we may, without the consent of any holders of the AHL PRC Shares, vary the terms of the AHL PRC Shares or exchange the AHL PRC Shares for new securities, which (i) in the case of a tax event, would eliminate the

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substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the AHL PRC Shares as a result of a change in tax law or (ii) in the case of a capital disqualification change event, would cause the AHL PRC Shares to become securities that qualify as Tier 1 capital (where capital is subdivided into tiers) or its equivalent under then-applicable capital adequacy regulations (as defined below) imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority), including under the BMA’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of Aspen Holdings or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders than the terms of the AHL PRC Shares prior to being varied or exchanged (as reasonably determined by us); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of, the AHL PRC Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities, reduce the voting threshold for the issuance of senior stock or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the certificate of designation), but unpaid with respect to such holder’s securities.
Prior to any variation or exchange, we will be required to (i) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the AHL PRC Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred; and (ii) deliver a certificate signed by two executive officers of Aspen Holdings to the transfer agent for the AHL PRC Shares confirming that (x) a capital disqualification change event or a tax event has occurred and is continuing (as reasonably determined by us) and (y) that the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders than the terms of the AHL PRC Shares prior to being varied or exchanged (as reasonably determined by us).
Any variation or exchange of the AHL PRC Shares described above will be made after notice is given to the holders of the AHL PRC Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
As used herein:
•a “capital disqualification change event” means the AHL PRC Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of Aspen Holdings or any subsidiary thereof, where capital is subdivided into tiers, as Tier 1 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) (which would include, without limitation, our individual and group enhanced capital requirements under BMA capital regulations), except as a result of any applicable limitation on the amount of such capital; and
•“capital adequacy regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).
Voting, Director Appointing and Other Rights
Voting Rights
The holders of our AHL PRC Shares will have no voting rights except as provided below or otherwise required by Bermuda law from time to time. See “— Merger, Amalgamation, Consolidation and Sale of Assets.”
Notwithstanding our Bye-Laws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of our outstanding AHL PRC Shares and any series of appointing AHL PRC Shares (as defined below), voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares) ranking senior to the AHL PRC Shares as to dividend rights or rights upon our liquidation, and the affirmative vote or consent of the holders of

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at least 66 2/3% of the aggregate liquidation preference of our outstanding AHL PRC Shares will be required for amendments to our memorandum of association or our Bye-Laws that would materially adversely affect the rights of holders of our AHL PRC Shares. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of parity shares or junior shares will not require the consent of any holder of our AHL PRC Shares, and will not be deemed to materially affect existing terms of the AHL PRC Shares.
If all AHL PRC Shares are not equally affected by any such proposed amendment and if the AHL PRC Shares would have diminished status compared to other AHL PRC Shares as a result, then the approval of holders of at least 66 2/3% of the outstanding AHL PRC Shares, voting together as a single class, shall also be required.
Director Appointing and Other Rights
Director Appointing Rights. Whenever full dividends on any AHL PRC Shares shall have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive (a “nonpayment”), the holders of our AHL PRC Shares, acting together as a single class with holders of any and all other series of appointing AHL PRC Shares then issued (including any AHL PRC Shares and any AHL PRD Shares), will be entitled to the appointment (the “appointing rights”) of a total of two additional members to our board of directors (each, a “preference share director”), provided that the appointment of any such directors shall not cause us to violate the corporate governance requirements of the NYSE as applied to U.S. issuers (or any other securities exchange or automated quotation system on which our securities may be then listed or quoted) that listed companies must have a majority of independent directors. In the case of a nonpayment, the number of directors on our board of directors shall automatically increase by two (to the extent such increase does not exceed the maximum number of directors permitted under our Bye-Laws), and the new directors shall be selected by at least a majority of the aggregate liquidation preference of our AHL PRC Shares and any other appointing AHL PRC Shares at a special meeting called at the request of the record holders of at least 20% of the aggregate liquidation preference of our AHL PRC Shares or of any other series of appointing AHL PRC Shares then outstanding, including any AHL PRD Shares. Our board of directors shall duly appoint the preference share directors selected by the holders of our AHL PRC Shares, and shall subject to our Bye-Laws determine which classes of directors the preference share directors shall be a part of and shall allocate such preference share directors to the classes having the longest term of office remaining at the time of such appointment. Each preference share director shall be entitled to one vote per director on any matter.
These appointing rights will continue until dividends on our AHL PRC Shares and any such series of appointing AHL PRC Shares following the nonpayment shall have been fully declared and paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment) for at least four consecutive dividend periods. When the term of a class of directors of which any preference share director is a part, is expiring, our board of directors shall set the size of such class of directors to be elected by our ordinary shareholders at a level to include such preference share director duly appointed by our board of directors upon the exercise of the appointing rights. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effect these appointing rights.
So long as a nonpayment shall continue, any vacancy in the office of a preference share director (other than prior to the initial appointment after a nonpayment) may be filled by our board of directors pursuant to an exercise of the appointing rights by the holders of AHL PRC Shares and any other appointing AHL PRC Shares then outstanding.
If and when dividends for four consecutive dividend periods following a nonpayment have been paid in full (or declared and a sum sufficient for the payment of such dividends shall have been set aside), the holders of our AHL PRC Shares shall be divested of the appointing rights described above (subject to revesting in the event of each subsequent nonpayment, as described above) and, if such appointing rights for all other holders of appointing AHL PRC Shares have terminated, the office of each preference share director so appointed shall, notwithstanding the class of directors such preference share director shall be a part of, automatically be vacated and the number of directors on our board of directors shall automatically decrease by two. In determining whether dividends have been fully paid for four consecutive dividend periods following a nonpayment, we may take into account any dividend we elect to pay for a dividend period after the regular dividend payment date for that period has passed.
“Appointing AHL PRC Shares” mean any other class or series of our AHL PRC Shares ranking equally with our AHL PRC Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable. Our AHL PRC Shares and AHL PRD Shares are appointing AHL PRC Shares.
Other Rights. The certificate of designation of our AHL PRC Shares contains provisions permitting our board of directors, to the extent permitted by applicable law, to modify the certificate of designation without the vote of the holders of our AHL PRC Shares for any of the following purposes to:

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•evidence the succession of another person to our obligations;
•add to the covenants for the benefit of holders or to surrender any of our rights or powers under our AHL PRC Shares;
•cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders in any material respect; or
•make any other provision with respect to such matters or questions arising under the certificate of designation which we may deem desirable and which will not adversely affect the interests of the holders in any material respect.
The certificate of designation contains provisions permitting us, with the vote of the holders of at least a majority of the aggregate liquidation preference of our AHL PRC Shares outstanding at the time, to modify the terms of the certificate of designation or the rights, powers, preferences and privileges of the holders of our AHL PRC Shares. However, no such modification may, without the consent of the holder of each outstanding Preference Share affected by the modification:
•change any dividend payment date;
•reduce the rate of dividends payable on our AHL PRC Shares when, as and if declared by our board of directors;
•reduce the redemption price or alter the July 1, 2023 optional redemption date;
•change the place or currency of payment;
•impair the right to institute suit for the enforcement of our AHL PRC Shares; or
•change the percentage of aggregate liquidation preference of our AHL PRC Shares whose holders must approve any amendment.
Merger, Amalgamation, Consolidation and Sale of Assets
The certificate of designation will provide that we will not merge or amalgamate with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets into any person or entity, unless, among other things:
•either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date of the certificate of designation, a member of the Organization for Economic Cooperation and Development and our AHL PRC Shares are exchanged for or converted into and shall become AHL PRC Shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and
•we or that successor corporation is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in default of any obligation under our AHL PRC Shares.
Under Bermuda law, the holders of our AHL PRC Shares will be entitled to vote on our merger, amalgamation or consolidation with or into any other person or entity, together with all other holders of our share capital, but will not be entitled to vote on our sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any other person or entity.
Conversion
The AHL PRC Shares are not convertible into or exchangeable for any other securities or property of Aspen Holdings.

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Listing of the AHL PRC Shares
The AHL PRC Shares are listed on the NYSE under the symbol “AHL PRC.”
Transfer Agent, Paying Agent, Registrar and Calculation Agent
The transfer agent, paying agent and registrar for our AHL PRC Shares is Computershare Shareowner Services LLC.
Calculations in Respect of Our AHL PRC Shares
We will be responsible for making all calculations called for under our AHL PRC Shares. These calculations include, but are not limited to, determinations of the dividends payable on our AHL PRC Shares. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of our AHL PRC Shares. We will provide a schedule of these calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.
Description of AHL PRD Shares
The following description is a summary of certain provisions of the certificate of designation for our 5.625% Perpetual Non-Cumulative Preference Shares (which we refer to as “AHL PRD Shares”).
General
The AHL PRD Shares rank senior to our junior stock (as defined under “— Ranking”) and equally with each other series of our parity stock (as defined under “— Ranking”) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. At present, we have no issued shares that are senior to the AHL PRD Shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.
We may in the future from time to time, without notice to or consent of the holders of the AHL PRD Shares, issue additional shares of the Preference Shares (including additional Depositary Shares representing AHL PRD Shares); provided that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and such additional shares are otherwise treated as fungible with the AHL PRD Shares for U.S. federal income tax purposes. The additional shares would form a single series with the AHL PRD Shares.
We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other liabilities). The AHL PRD Shares were fully paid and non-assessable when issued.
Holders of the AHL PRD Shares do not have preemptive or subscription rights to acquire more of our capital stock.
The AHL PRD Shares are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of ours or our property or assets. The AHL PRD Shares have no stated maturity and are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the AHL PRD Shares.
By purchasing Depositary Shares representing AHL PRD Shares, each holder of Depositary Shares is deemed to acknowledge and agree that, in accordance with the Group Supervision Rules (as defined herein) with respect to Tier 2 capital, the AHL PRD Shares will be unencumbered, will not contain terms or conditions designed to accelerate or induce the insolvency of Aspen Holdings or any insurance subsidiary thereof and will not give rise to a right of set-off against the claims and obligations of Aspen Holdings or any insurance subsidiary thereof to an investor or creditor.
Ranking
The AHL PRD Shares:
•will rank senior to our junior stock;

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•will rank equally with each other series of our parity stock;
•will rank junior to any senior stock; and
•will be subordinated in right of payment to all obligations of our subsidiaries, including all existing and future policyholders’ obligations of such subsidiaries.
As used herein, “junior stock” means any class or series of our capital stock that ranks junior to the AHL PRD Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Aspen Holdings. Junior stock includes our ordinary shares.
As used herein, “parity stock” means any class or series of our capital stock that ranks equally with the AHL PRD Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of Aspen Holdings. At present, our AHL PRC Shares are the only series of our capital stock that would be considered parity stock with the AHL PRD Shares.
As used herein, “senior stock” means any class or series of our capital stock that ranks senior to the AHL PRD Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of Aspen Holdings. At present, we have no shares of senior stock in issue.
Our board of directors may from time to time create and issue new junior stock and parity stock of other series without the approval of the holders of the AHL PRD Shares and fix their relative rights, preferences and limitations. In addition, with the approval of the requisite holders of the issued AHL PRD Shares and any series of appointing AHL PRD Shares (as defined under “— Voting, Director Appointing and Other Rights”), voting together as a single class, our board of directors may create and issue new senior stock and fix the relative rights, preferences and limitations of such senior stock. See “— Voting, Director Appointing and Other Rights — Voting Rights.”
Dividends
Dividends on the AHL PRD Shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the AHL PRD Shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and will not be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the AHL PRD Shares.
Holders of AHL PRD Shares will be entitled to receive, only when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends from and including the original issue date, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2019. Dividends that are not declared will not accumulate and will not be payable. To the extent declared, dividends will be payable, with respect to each dividend period, in an amount per share equal to 5.625% of the liquidation preference per annum (equivalent to $351.56 per Preference Share and $0.35156 per Depositary Share for a full dividend period).
Dividends will be payable to holders of record of the AHL PRD Shares as they appear in our register of members at 5:00 p.m. (New York City time) on the immediately preceding December 15, March 15, June 15 and September 15 (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used herein, “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the AHL PRD Shares and will end on and exclude the October 1, 2019 dividend payment date. If any dividend payment date falls on a day that is not a business day, the payment of dividends will be made on the first business day following such dividend payment date, without accrual to the actual payment date. If a redemption date falls on a day that is not a business day, the payment of dividends and redemption price will be made on the first business day following such redemption date, without accrual to the actual payment date.
Dividends payable on the AHL PRD Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full dividend period, and on the basis of the actual number of days elapsed during the period with respect to a dividend period other than a full dividend period.

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So long as any AHL PRD Shares remain in issue for any dividend period, unless the dividends for the latest completed dividend period on all issued AHL PRD Shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
•no dividend shall be paid or declared on our ordinary shares or any other shares of our junior stock or parity stock (except in the case of the parity stock on a pro rata basis with the AHL PRD Shares as described below), other than a dividend payable solely in our ordinary shares, other junior stock or parity stock, as applicable; and
•no ordinary shares, other junior stock or parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or a reclassification of parity stock for or into other parity stock, as applicable, or the exchange or conversion of one share of junior stock for or into another share of junior stock or the exchange or conversion of one share of parity stock for or into another share of parity stock, as applicable, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or parity stock, as applicable, (3) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants or (4) in the case of parity stock, in accordance with the provisions of the fifth paragraph under “-Optional Redemption-Procedures for Redemption”).
When dividends are not paid or duly provided for in full on any dividend payment date upon the AHL PRD Shares and any shares of parity stock, all dividends declared upon the AHL PRD Shares and all such parity stock and payable on such dividend payment date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as the full amount of dividends payable on the issued AHL PRD Shares for such dividend period and the accumulated and unpaid dividends, or the full amount of dividends payable for such dividend period in the case of non-cumulative preferred stock, on all such parity stock bear to each other. In the case of any parity stock having dividend payment dates different from the dividend payment dates pertaining to the AHL PRD Shares, the measurement date for such parity stock shall be the dividend payment date falling within the related dividend period for the AHL PRD Shares.
Certain Restrictions on Payment of Dividends
Aspen Holdings is a holding company and has no direct operations. The ability of Aspen Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends or distributions to Aspen Holdings.
Our insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends or distributions.
Under Bermuda law, we will not be permitted to pay dividends on the AHL PRD Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due; or the realizable value of our assets would thereby be less than our liabilities. Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we will not be able to declare or pay a dividend on the AHL PRD Shares if we are or, after giving effect to such payment would be, in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012, the Group Solvency Standards, including the Enhanced Capital Requirement, or under such other Applicable Supervisory Regulations (each as defined below).
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Aspen Holdings, holders of the AHL PRD Shares are entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of indebtedness and other liabilities (including policyholder obligations of its subsidiaries), if any, a liquidation preference in the amount of $25,000 per Preference Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution, without accumulation of any undeclared dividends, before any distribution of assets is made to holders of our ordinary shares, or any of our other shares of stock ranking junior to the AHL PRD Shares. Holders of the AHL PRD Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the AHL PRD Shares and all holders of any parity stock, the amounts paid to the holders of the AHL PRD Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation

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preferences of those holders. If the liquidation preference has been paid in full to all holders of the AHL PRD Shares and any holders of parity stock, the holders of our other capital stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
A consolidation, amalgamation, merger, arrangement or reconstruction involving Aspen Holdings or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of Aspen Holdings will not be deemed to constitute a liquidation, dissolution or winding-up of Aspen Holdings.
Mandatory Redemption
The AHL PRD Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the AHL PRD Shares will have no right to require the redemption or repurchase of the AHL PRD Shares.
Optional Redemption
Our ability to redeem any of the AHL PRD Shares will be subject to the limitations described under “— Restrictions on Redemption.” Further, our ability to effect a redemption of the AHL PRD Shares may be subject to the performance of our subsidiaries. Distributions to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.
The AHL PRD Shares are not redeemable prior to October 1, 2024, except as described below.
On or After October 1, 2024
On October 1, 2024 and at any time thereafter, the AHL PRD Shares will be redeemable at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to $25,000 per Preference Share (equivalent to $25 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Voting Event
At any time prior to October 1, 2024, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law, for its validation or effectuation an affirmative vote of the holders of the AHL PRD Shares at the time in issue, whether voting as a separate series or together with any other series or class of AHL PRD Shares as a single class, we will have the option, upon not less than 30 nor more than 60 days’ prior written notice, to redeem all of the issued AHL PRD Shares for cash at a redemption price of $26,000 per Preference Share (equivalent to $26 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends; provided that no such redemption may occur prior to October 1, 2024 unless one of the redemption requirements is satisfied.
Capital Disqualification Event
At any time prior to October 1, 2024, the AHL PRD Shares will be redeemable at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to $25,000 per share (equivalent to $25 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time within 90 days of the date on which we have reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the AHL PRD Shares; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the AHL PRD Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the AHL PRD Shares, a “capital disqualification redemption event” has occurred; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the AHL PRD Shares to be redeemed are the subject of the capital disqualification redemption event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification redemption event will not exist with respect to the then-issued AHL PRD Shares and such redemption will not result in the suspension or removal of the

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AHL PRD Shares from NYSE listing; provided that no such redemption may occur prior to October 1, 2024 unless one of the redemption requirements is satisfied.
As used herein, a “capital disqualification redemption event” has occurred if the AHL PRD Shares qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of Aspen Holdings or any subsidiary thereof, where capital is subdivided into tiers, as neither Tier 1 nor Tier 2 capital securities under then-applicable Capital Adequacy Regulations (as defined below) imposed upon us by the BMA, which would include, without limitation, our Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.
Tax Event
At any time prior to October 1, 2024, the AHL PRD Shares will be redeemable at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to $25,000 per share (equivalent to $25 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following a tax event (as defined below); provided that no such redemption may occur prior to October 1, 2024 unless one of the redemption requirements is satisfied.
As used herein, “tax event” means a “change in tax law” that, in our reasonable determination, results in a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor corporation”) would be required to pay any additional amounts (as defined below) with respect to the AHL PRD Shares, which obligation cannot be avoided by us through reasonable measures.
As used herein, “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any relevant taxing jurisdiction (as defined below), (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any relevant taxing jurisdiction is party, or (d) a decision rendered by a court of competent jurisdiction in any relevant taxing jurisdiction, whether or not such decision was rendered with respect to Aspen Holdings, in each case, described in (a)-(d) above occurring after the date of the prospectus supplement relating to the AHL PRE Shares, filed on August 8, 2019; provided, however, that in the case of a relevant taxing jurisdiction other than Bermuda in which a successor corporation is organized, such change in tax law must occur after the succession date. As used herein, a “relevant taxing jurisdiction” is (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which Aspen Holdings or its dividend disbursing agent are making payments on the AHL PRD Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Aspen Holdings or a successor corporation is organized or generally subject to taxation on a net income basis or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. As used herein, the “succession date” means the date on which we consolidate, merge or amalgamate with a successor corporation or we convey, transfer or lease substantially all our properties and assets to a successor corporation.
Rating Agency Event
At any time prior to October 1, 2024, the AHL PRD Shares are redeemable at our option, in whole, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price of $25,500 per Preference Share (equivalent to $25.50 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, within 90 days after the occurrence of a rating agency event (as defined below); provided that no such redemption may occur prior to October 1, 2024 unless one of the redemption requirements is satisfied.
As used herein, a “rating agency event” has occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the AHL PRD Shares, which amendment, clarification or change results in (1) the shortening of the length of time the AHL PRD Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the AHL PRD Shares; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the AHL PRD Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the AHL PRD Shares.

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Restrictions on Redemption
Prior to October 1, 2024, the AHL PRD Shares are not redeemable unless there has been a voting event, a capital disqualification event, a tax event or a rating agency event, and then only if (1) we have sufficient funds in order to meet the Enhanced Capital Requirement and the BMA approves of the redemption or (2) we replace the capital represented by AHL PRD Shares to be redeemed with capital having equal or better capital treatment as the AHL PRD Shares under the Enhanced Capital Requirement (the conditions described in clauses (1) and (2), the “redemption requirements”).
As used in this description:
•“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to Aspen Holdings or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate Aspen Holdings or the Insurance Group.
•“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate Aspen Holdings or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
•“Enhanced Capital Requirement” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements or any other requirement to maintain assets applicable to Aspen Holdings or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
•“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules.
•“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
•“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
•“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.
•“Insurance Group” means all subsidiaries of Aspen Holdings that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.
Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that we are, or would after the redemption be, unable to pay our liabilities as they become due; or would after such payment be in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012, the Group Solvency Standards, including the Enhanced Capital Requirement, or under such other Applicable Supervisory Regulations. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than our liabilities.
Procedures for Redemption
The redemption price for any shares of AHL PRD Shares shall be payable on the redemption date, which date shall be specified in the notice of redemption, to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the

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holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date.
If the AHL PRD Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the AHL PRD Shares to be redeemed within the time period provided above; provided that, if the AHL PRD Shares are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of AHL PRD Shares to be redeemed and, if less than all the AHL PRD Shares held by such holder are to be redeemed, the number of such AHL PRD Shares to be redeemed from such holder;
•the redemption price or the methodology for determining the redemption price; and
•the place or places where holders may surrender certificates evidencing the AHL PRD Shares for payment of the redemption price.
If notice of redemption of any AHL PRD Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the AHL PRD Shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such AHL PRD Shares, such AHL PRD Shares shall no longer be deemed in issue and all rights of the holders of such AHL PRD Shares will terminate, except the right to transfer the AHL PRD Shares prior to the redemption date and the right to receive the redemption price.
In case of any redemption of only part of the AHL PRD Shares at the time in issue, the AHL PRD Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
Unless dividends on all issued AHL PRD Shares and all parity stock shall have been declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) for the latest completed dividend period, no AHL PRD Shares or any parity stock may be redeemed, purchased or otherwise acquired by us unless all issued AHL PRD Shares and any parity stock are redeemed; provided that we may acquire fewer than all of the issued AHL PRD Shares or parity stock pursuant to a purchase or exchange offer made to all holders of issued AHL PRD Shares and parity stock upon such terms as our board of directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series.
If the AHL PRD Shares are redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the Depositary from the redemption of the AHL PRD Shares held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per Preference Share.
Variation or Exchange
At any time following a tax event or at any time following a capital disqualification change event, we may, without the consent of any holders of the AHL PRD Shares, vary the terms of the AHL PRD Shares or exchange the AHL PRD Shares for new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the AHL PRD Shares as a result of a change in tax law or (ii) in the case of a capital disqualification change event, would cause the AHL PRD Shares to become securities that qualify as at least Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable Capital Adequacy Regulations imposed upon us by the BMA, including the Enhanced Capital Requirement, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of Aspen Holdings or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders and beneficial owners of the AHL PRD Shares (including holders and beneficial owners of the Depositary Shares) than the terms of the AHL PRD Shares prior to being varied or exchanged (as reasonably determined by us); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of, the AHL PRD Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities, reduce the voting threshold for the issuance of senior stock or change the foregoing list of items that

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may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the certificate of designation), but unpaid with respect to such holder’s securities.
Prior to any variation or exchange, we will be required to (i) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the AHL PRD Shares (including holders and beneficial owners of the Depositary Shares and including, in each case, as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred; and (ii) deliver a certificate signed by two executive officers of Aspen Holdings to the transfer agent for the AHL PRD Shares confirming that (x) a capital disqualification change event or a tax event has occurred and is continuing (as reasonably determined by us) and (y) the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders and beneficial owners of the AHL PRD Shares (including holders and beneficial owners of the Depositary Shares) than the terms of the AHL PRD Shares prior to being varied or exchanged (as reasonably determined by us).
Any variation or exchange of the AHL PRD Shares described above will be made after notice is given to the holders of the AHL PRD Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
As used in this description:
•a “capital disqualification change event” means the AHL PRD Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of Aspen Holdings or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon us by the BMA, which would include, without limitation, our Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital; and
•“Capital Adequacy Regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).
Additional Amounts
We will make all payments on the AHL PRD Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders or beneficial owners of the AHL PRD Shares such additional amounts (the “additional amounts”) as may be necessary so that every net payment made to such holders or beneficial owners, after the withholding or deduction, will not be less than the amount provided for in the certificate of designation to be then due and payable. We will not be required to pay any additional amounts for or on account of:
(a)    any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder or beneficial owner (i) was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such AHL PRD Shares or (ii) presented, where presentation is required, such AHL PRD Shares for payment more than 30 days after the relevant date (as defined below), except to the extent that the holder or beneficial owner would have been entitled to such additional amounts if it had presented such AHL PRD Shares for payment on any day within that 30-day period. The “relevant date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys

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payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys has been so received and is available for payment to holders, and notice to that effect shall have been duly given to the holders of the AHL PRD Shares;
(b)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge;
(c)    any tax, fee, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment on the AHL PRD Shares;
(d)    any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or beneficial owner of such AHL PRD Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
(e)    any taxes, duties, assessments or governmental charges required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any Treasury Regulations or other administrative guidance thereunder); or
(f)    any combination of items (a), (b), (c), (d) and (e).
In addition, we will not pay additional amounts with respect to any payment on any such AHL PRD Shares to any holder or beneficial owner who is a fiduciary, partnership, limited liability company or other pass-through entity or a person other than the sole beneficial owner of such AHL PRD Shares if such payment would be required by the laws of the relevant taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, settlor, member or beneficial owner would not have been entitled to such additional amounts had it been the holder or beneficial owner of the AHL PRD Shares.
If a payment on the AHL PRD Shares is subject to withholding or deduction for, or on account of, any taxes or other governmental charges imposed or levied by or on behalf of any relevant taxing jurisdiction, we shall pay the taxes or other governmental charges to the relevant taxing jurisdiction in accordance with applicable law and furnish to the dividend disbursing agent certified copies of tax receipts (or other evidence of payment reasonably satisfactory to the dividend disbursing agent) evidencing payment of the taxes or other governmental charges. Copies of such documentation will be made available by the dividend disbursing agent to holders of the AHL PRD Shares upon written request.
The requirement to pay additional amounts shall apply to any successor corporation. If there is a substantial probability that we or any successor corporation would be required to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the AHL PRD Shares. See “— Redemption” above.
Voting, Director Appointing and Other Rights
Voting Rights
The holders of the AHL PRD Shares will have no voting rights except as provided below or otherwise required by Bermuda law from time to time. See “— Merger, Amalgamation, Consolidation and Sale of Assets.”
Notwithstanding our Bye-Laws, the affirmative vote or consent of the holders of at least 66⅔% of the aggregate liquidation preference of our issued AHL PRD Shares and any series of appointing AHL PRD Shares (as defined below), voting together as a single class, will be required for the authorization or issuance of any class or series of senior stock (or any security convertible into or exchangeable for senior stock) ranking senior to the AHL PRD Shares as to dividend rights or rights upon our liquidation, and the affirmative vote or consent of the holders of at least 66⅔% of the aggregate liquidation preference of our issued AHL PRD Shares will be required for amendments to our memorandum of association or our Bye-Laws that would materially adversely affect the rights of holders of the AHL PRD Shares. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of parity stock or junior stock will not require the consent of any holder of the AHL PRD Shares, and will not be deemed to materially affect existing terms of the AHL PRD Shares.

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If all AHL PRD Shares are not equally affected by any such proposed amendment and if the AHL PRD Shares would have diminished status compared to other AHL PRD Shares as a result, then the approval of holders of at least 66⅔% of the issued AHL PRD Shares, voting together as a single class, shall also be required.
On any item on which the holders of AHL PRD Shares are entitled to vote, such holders will be entitled to one vote for each Preference Share held. As described under “Description of the AHL PRE Shares — Voting Rights” herein, because each Depositary Share represents a 1/1,000th interest in a Preference Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per Preference Share under those limited circumstances in which the holders of the AHL PRD Shares are entitled to vote. Holders of the Depositary Shares must act through the Depositary to exercise any voting rights in respect of the AHL PRD Shares.
Director Appointing and Other Rights
Director Appointing Rights. Whenever dividends on any AHL PRD Shares shall have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive (a “nonpayment”), the holders of the AHL PRD Shares, acting together as a single class with holders of any and all other series of appointing AHL PRD Shares then issued (including any AHL PRC Shares and any AHL PRD Shares), will be entitled to the appointment (the “appointing rights”) of a total of two additional members to our board of directors (each, a “preference share director”), provided that the appointment of any such directors shall not cause us to violate corporate governance requirements applicable to Aspen Holdings. In the case of a nonpayment, the number of directors on our board of directors shall automatically increase by two (to the extent such increase does not exceed the maximum number of directors permitted under our Bye-Laws), and the new directors shall be selected by at least a majority of the aggregate liquidation preference of the AHL PRD Shares and any other appointing AHL PRD Shares at a special meeting called at the request of the record holders of at least 20% of the aggregate liquidation preference of the AHL PRD Shares or of any other series of appointing AHL PRD Shares then in issue. Our board of directors shall duly appoint the preference share directors selected by the holders of the AHL PRD Shares and any other appointing AHL PRD Shares then in issue (including any AHL PRC Shares and any AHL PRD Shares), and shall subject to our Bye-Laws determine which classes of directors the preference share directors shall be a part of and shall allocate such preference share directors to the classes having the longest term of office remaining at the time of such appointment. Each preference share director shall be entitled to one vote per director on any matter.
These appointing rights will continue until dividends on the AHL PRD Shares and any such other series of appointing AHL PRD Shares following the nonpayment shall have been fully declared and paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment) for at least four consecutive dividend periods. When the term of a class of directors of which any preference share director is a part is expiring, our board of directors shall set the size of such class of directors to be elected by our ordinary shareholders at a level to include such preference share director duly appointed by our board of directors upon the exercise of the appointing rights. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effect these appointing rights.
So long as a nonpayment shall continue, any vacancy in the office of a preference share director (other than prior to the initial appointment after a nonpayment) may be filled by our board of directors pursuant to an exercise of the appointing rights by the holders of AHL PRD Shares and any other appointing AHL PRD Shares then in issue.
If and when dividends for four consecutive dividend periods following a nonpayment have been paid in full (or declared and a sum sufficient for the payment of such dividends shall have been set aside), the holders of the AHL PRD Shares shall be divested of the appointing rights described above (subject to revesting in the event of each subsequent nonpayment, as described above) and, if such appointing rights for all other holders of appointing AHL PRD Shares have terminated, the office of each preference share director so appointed shall, notwithstanding the class of directors such preference share director shall be a part of, automatically be vacated and the number of directors on our board of directors shall automatically decrease by two. In determining whether dividends have been fully paid for four consecutive dividend periods following a nonpayment, we may take into account any dividend we elect to pay for a dividend period after the regular dividend payment date for that period has passed.
“Appointing AHL PRD Shares” mean any other class or series of the AHL PRD Shares ranking equally with the AHL PRD Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable. Our AHL PRC Shares and AHL PRD Shares are appointing AHL PRD Shares.
Other Rights. The certificate of designation of the AHL PRD Shares contains provisions permitting our board of directors, to the extent permitted by applicable law, to modify the certificate of designation without the vote of the holders of the AHL PRD Shares for any of the following purposes to:

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•evidence the succession of another person to our obligations;
•add to the covenants for the benefit of holders or to surrender any of our rights or powers under the AHL PRD Shares;
•cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders in any material respect; or
•make any other provision with respect to such matters or questions arising under the certificate of designation which we may deem desirable and which will not adversely affect the interests of the holders in any material respect.
The certificate of designation contains provisions permitting us, with the vote of the holders of at least a majority of the aggregate liquidation preference of the AHL PRD Shares in issue at the time, to modify the terms of the certificate of designation or the rights, powers, preferences and privileges of the holders of the AHL PRD Shares. However, no such modification may, without the consent of the holder of each issued Preference Share affected by the modification:
•change any dividend payment date;
•reduce the rate of dividends payable on the AHL PRD Shares when, as and if declared by our board of directors;
•reduce the redemption price or alter the October 1, 2024 optional redemption date;
•change the place or currency of payment;
•impair the right to institute suit for the enforcement of the AHL PRD Shares; or
•change the percentage of aggregate liquidation preference of the AHL PRD Shares whose holders must approve any amendment.
Merger, Amalgamation, Consolidation and Sale of Assets
The certificate of designation will provide that we will not merge or amalgamate with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets into any person or entity, unless, among other things:
•either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date of the certificate of designation, a member of the Organisation for Economic Cooperation and Development and the AHL PRD Shares are exchanged for or converted into and shall become AHL PRD Shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and
•we or that successor corporation is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in default of any obligation under the AHL PRD Shares.
Under Bermuda law, the holders of the AHL PRD Shares will be entitled to vote on our merger, amalgamation or consolidation with or into any other person or entity, together with all other holders of our share capital, but will not be entitled to vote on our sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any other person or entity.
Conversion
The AHL PRD Shares are not convertible into or exchangeable for any other securities or property of Aspen Holdings.

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Calculations in Respect of The AHL PRD Shares
We will be responsible for making all calculations called for under the AHL PRD Shares. These calculations include, but are not limited to, determinations of the dividends payable on the AHL PRD Shares. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the AHL PRD Shares. We will provide a schedule of these calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.
Description of AHL PRE Shares
The following description is a summary of certain provisions of our Depositary Shares, each representing a 1/1000th interest in a share of our AHL PRD Shares (which we refer to as “AHL PRE Shares” or “Depositary Shares”).
General
Each AHL PRE Share represents a 1/1,000th interest in an AHL PRD Share and will be evidenced by a depositary receipt. We will deposit the underlying AHL PRD Shares with the Depositary pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary (the “Depositary”), and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of AHL PRD Shares evidenced by that depositary receipt, to all the rights and preferences of AHL PRD Shares represented by those AHL PRE Shares (including any dividend, liquidation, redemption and voting rights). If the AHL PRD Shares are exchanged for new securities pursuant to the provisions described under “Description of the AHL PRD Shares - Variation or Exchange,” each AHL PRE Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
The AHL PRE Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the AHL PRD Shares by us to the Depositary, we will cause the Depositary to issue, on our behalf, the depositary receipts and related AHL PRE Shares. Copies of the Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and related depositary receipts.
Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all of the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.
Dividends and Other Distributions
Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of an AHL PRE Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of the AHL PRD Shares. The Depositary will distribute all cash dividends and other cash distributions received on the AHL PRD Shares to the holders of record of the AHL PRE Shares in proportion to the number of AHL PRE Shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the AHL PRE Shares in proportion to the number of AHL PRE Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the AHL PRE Shares.
Record dates for the payment of dividends and other matters relating to the AHL PRE Shares will be the same as the corresponding record dates for the AHL PRD Shares.
Subject to any obligation to pay additional amounts as described in “Description of the AHL PRD Shares — Additional Amounts” herein, the amount paid as dividends or otherwise distributable by the Depositary with respect to the AHL PRE Shares or the underlying AHL PRD Shares will be reduced by any amounts required to be withheld by us or the Depositary on account of taxes or other governmental charges. The Depositary may refuse to

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make any payment or distribution, or any transfer, exchange or withdrawal of any AHL PRE Shares or the AHL PRD Shares until such taxes or other governmental charges are paid.
Withdrawal of AHL PRD Shares
Unless the related AHL PRE Shares have been previously called for redemption, a holder of AHL PRE Shares may surrender his or her depositary receipts at the office of the Depositary designated for such purpose, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of AHL PRD Shares and any money or other property represented by such holder’s depositary receipts. A holder of AHL PRE Shares who exchanges shares of AHL PRE Shares for AHL PRD Shares will be entitled to receive whole shares of AHL PRD Shares on the basis set forth herein; partial shares of AHL PRD Shares will not be issued.
However, holders of whole shares of AHL PRD Shares will not be entitled to deposit those AHL PRD Shares under the Deposit Agreement or to receive AHL PRE Shares for those AHL PRD Shares after the withdrawal. If the AHL PRE Shares surrendered by the holder in connection with the withdrawal exceed the number of AHL PRE Shares that represent the number of whole shares of AHL PRD Shares to be withdrawn, the Depositary will deliver to the holder at the same time new AHL PRE Shares evidencing the excess number of AHL PRE Shares.
Redemption
If the AHL PRD Shares underlying the AHL PRE Shares are redeemed, in whole or in part, a corresponding number of AHL PRE Shares will be redeemed with the proceeds received by the Depositary from the redemption of the AHL PRD Shares held by the Depositary. The redemption price per AHL PRE Share will be equal to 1/1,000th of the redemption price per AHL PRD Share.
Whenever we redeem AHL PRD Shares held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of AHL PRE Shares so redeemed. If fewer than all of the issued AHL PRE Shares are redeemed, the Depositary will select the AHL PRE Shares to be redeemed pro rata or by lot or in any other manner as the Depositary may determine to be fair and equitable or as may be required by the principal national stock exchange on which the AHL PRE Shares are listed. The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the AHL PRD Shares and the related AHL PRE Shares.
Voting Rights
Because each AHL PRE Share represents a 1/1,000th interest in an AHL PRD Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the AHL PRD Shares under those limited circumstances in which holders of the AHL PRD Shares are entitled to vote. Holders of the AHL PRE Shares must act through the Depositary to exercise any voting rights in respect of the AHL PRD Shares. Although each AHL PRE Share is entitled to 1/1,000th of a vote, the Depositary can vote only whole shares of AHL PRD Shares. While the Depositary will vote the maximum number of whole AHL PRD Shares in accordance with the instructions it receives, any remaining votes of holders of AHL PRE Shares will not be voted. Holders of the AHL PRE Shares will not have any voting rights, except for the limited voting rights described under “Description of the AHL PRD Shares — Voting, Director Appointing and Other Rights — Voting Rights” herein.
When the Depositary receives notice of any meeting at which the holders of AHL PRD Shares are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the AHL PRE Shares relating to the AHL PRD Shares. Each record holder of the AHL PRE Shares on the record date, which will be the same date as the record date for the AHL PRD Shares, may instruct the Depositary to vote the number of AHL PRD Share votes represented by the holder’s AHL PRE Shares. To the extent possible, the Depositary will vote the number of the preference share votes represented by AHL PRE Shares in accordance with the instructions it receives.
We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. The Depositary will refrain from voting the AHL PRD Shares to the extent it does not receive specific instructions from the holders of any AHL PRE Shares representing such AHL PRD Shares.
Conversion
Holders of depositary receipts will not have the right to convert AHL PRE Shares into, or exchange AHL PRE Shares for, any of our other securities or property.

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Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the AHL PRE Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary. However, any amendment that (i) materially and adversely alters the rights of the holders of AHL PRE Shares or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the AHL PRD Shares pursuant to the Certificate of Designation will not be effective unless the amendment has been approved by the record holders of at least the number of AHL PRE Shares then in issue necessary to approve any amendment that would materially and adversely affect the rights of the holders of the AHL PRD Shares. We may terminate the Deposit Agreement with the consent of the holders of a majority of the then outstanding AHL PRE Shares. The Deposit Agreement will automatically terminate if there has been a final distribution in respect of the AHL PRD Shares in connection with our liquidation, dissolution or winding-up or all issued AHL PRE Shares have been redeemed.
Charges of Depositary
We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the Depositary in connection with the initial deposit of the AHL PRD Shares. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of AHL PRD Shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or AHL PRD Shares are paid by the holders.
Resignation and Removal of Depositary
The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a (i) bank or trust company having its principal office in the United States and having a combined capital and surplus, together with its affiliates, of at least $50,000,000 or (ii) an affiliate of a person specified in clause (i).
Miscellaneous
The Depositary will forward to the holders of AHL PRE Shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of our AHL PRD Shares.
Neither we nor the Depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations as well as the Depositary’s obligations under the Deposit Agreement are limited to performance in good faith of our respective duties set forth in the Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any AHL PRE Shares or AHL PRD Shares unless provided with satisfactory indemnity. We, and the Depositary, may rely upon written advice of counsel or accountants, or information provided by persons AHL PRD Shares for deposit, holders of AHL PRE Shares, or other persons believed to be competent and on documents believed to be genuine.
Listing of the AHL PRE Shares
The AHL PRE Shares are listed on the NYSE under the symbol “AHL PRE.”
Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent
Computershare Inc. and Computershare Trust Company, N.A. will be the redemption agent for the AHL PRE Shares.
Computershare Inc. is the dividend disbursing agent for the AHL PRE Shares. Computershare Trust Company, N.A. is the transfer agent and registrar for the AHL PRE Shares.

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